Exhibit 10.1

WELLS FARGO BANK, N.A. 100 Park Avenue New York, New York 10017	BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036

March 9, 2018

BlueLinx Holdings Inc.

4100 Wildwood Parkway

Atlanta, Georgia 30339

Attention:	Ms. Susan O’Farrell

Chief Financial Officer

Project Panther
$600,000,000 Senior Secured Asset-Based Credit Facility
Commitment Letter

Ladies and Gentlemen:

BlueLinx Holdings Inc., a Delaware corporation (“Parent”), has advised Wells Fargo Bank, N.A. (“Wells Fargo”) and Bank of America, N.A. (“Bank of America,” and together with Wells Fargo, individually each a “Commitment Party” and collectively, the “Commitment Parties”) that BlueLinx Corporation, a Delaware corporation (“BlueLinx”) intends to (i) acquire (the “Acquisition”) all of the equity interests of Cedar Creek Holdings, Inc. and certain of its subsidiaries (collectively, the “Acquired Company”), (ii) amend and restate the existing senior secured asset-based credit facility of BlueLinx and certain subsidiaries of Parent (such amended and restated credit facility being referred to herein as the “ABL Facility”), and (iii) consummate the other transactions described in the Transaction Description included as Exhibit A hereto (the “Transaction Description”). Capitalized terms used herein but not otherwise defined, shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”, and together with this commitment letter, the Transaction Description, and the annexes, exhibits and schedules to this commitment letter, collectively, the “Commitment Letter”). The date on which the Acquisition is consummated and the initial funding of the ABL Facility occurs is referred to as the “Closing Date.”

Upon the terms and subject to the conditions described in this Commitment Letter each Commitment Party is pleased to inform Parent of its several (but not joint) commitment to provide (a) 50% of the aggregate principal amount of the ABL Facility Increase (as defined below) and (b) 100% of the aggregate principal amount of its Existing Commitments (as defined below). In addition, effective on the Closing Date, each Commitment Party in its capacity as an Existing Lender under the Existing ABL Credit Agreement agrees to consent to the amendment and restatement of the Existing ABL Credit Agreement on terms consistent with those set forth on Exhibit B to this Commitment Letter. Wells Fargo as a Lead Arranger agrees to use its reasonable efforts to obtain the consent of all Lenders to modify the interest rates to the amounts set forth in the Term Sheet.

For purposes of this Commitment Letter, (a) the “ABL Facility Increase” means $265,000,000 (being the difference between (i) the maximum credit under the Existing ABL Credit Agreement and (ii) the proposed maximum credit under the ABL Facility) and (b) the “Existing Commitments” means with respect to each Existing Lender the commitment of such Existing Lender as in effect immediately prior to the effectiveness of the amendment and restatement of the Existing ABL Credit Agreement on the Closing Date.

Section 1. Title and Roles. Parent hereby appoints (a) each of Wells Fargo and Bank of America to act, and each of Wells Fargo and Bank of America, hereby agrees to act, as a joint bookrunner and joint lead arranger with respect to the ABL Facility, including in connection with the amendment, and restatement of indebtedness and commitments under the Existing ABL Credit Agreement (each in such capacity, a “Lead Arranger” and, collectively in such capacities, the “Lead Arrangers”) and (b) Wells Fargo to act, and Wells Fargo hereby agrees to act, as sole administrative agent and collateral agent with respect to the ABL Facility, in each case upon the terms and subject to the conditions described in this Commitment Letter. Parent agrees that no additional agents, co-agents, bookrunners or lead arrangers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any other person in order to obtain commitments to the ABL Facility unless each Lead Arranger shall so agree. Wells Fargo shall be the sole physical bookrunner. It is further agreed that (i) Wells Fargo shall have “left side” placement in any and all marketing materials or other documentation used in connection with the ABL Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement and (ii) Bank of America will appear to the immediate “right” of Wells Fargo in such marketing materials or other documentation in respect of the ABL Facility in such marketing materials or documentation.

Section 2. Syndication. Each Commitment Party reserves the right, prior to and/or after the execution of the definitive documentation with respect to the ABL Facility (including any security agreements, intercreditor agreement, ancillary agreements and certificates or other documents delivered in connection therewith, collectively, the “Loan Documents”) to syndicate all or a portion of their commitments under the ABL Facility to (a) the Existing Lenders other than the other Commitment Party and (b) one or more other banks, financial institutions, investors and other lenders identified by Lead Arrangers in consultation with Parent and subject to the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed (the lenders providing the ABL Facility, together with Wells Fargo and Bank of America, are each individually a “Lender” and collectively, the “Lenders”); provided, that, Lead Arrangers agree not to syndicate the respective commitments of Commitment Parties hereunder to (i) such banks, financial institutions, investors, other institutional lenders and other entities that are, in each case, identified by name in writing to Lead Arrangers prior to the date of this Commitment Letter, (ii) those persons that are competitors of Parent or its subsidiaries that are identified by name in writing to Lead Arrangers from time to time or (c) any affiliates of the persons identified under clause (i) or (ii) above that are clearly identifiable as such by name (such persons, collectively, the “Disqualified Institutions”) and that none of the Disqualified Institutions may become a Lender or participant in respect of the ABL Facility, without the consent of Parent. Subject to the foregoing, Lead Arrangers will manage all aspects of the syndication of the ABL Facility in consultation with Parent, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among Lenders. Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by a Commitment Party, (a) each Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable commitment under the ABL Facility on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the ABL Facility on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of a Commitment Party’s commitments in respect of the ABL Facility until the initial funding of the ABL Facility on the Closing Date and (c) unless Parent agrees in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the ABL Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

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Without limiting the obligations of Parent and its subsidiaries to assist with syndication efforts as set forth herein, it is understood that the commitments of Commitment Parties hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the ABL Facility and in no event shall the commencement or successful completion of syndication of the ABL Facility, nor the obligation to assist with syndication efforts as set forth herein (including, without limitation, any of the agreements of Parent in this paragraph or the following paragraph), constitute a condition to the commitment hereunder or the funding of the ABL Facility on the Closing Date. Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication effort it is the Lead Arrangers’ intent to have Lenders commit to the ABL Facility as soon as reasonably practicable (and in any event prior to the Closing Date). Until the earlier of (a) the 60th day following the date of the consummation of the Acquisition with the proceeds of the initial funding under the ABL Facility and the Term Loan Facility and (b) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), each of Parent and its subsidiaries agrees to assist, and use its commercially reasonable efforts to cause the Acquired Company to assist, Lead Arrangers in achieving a syndication that is reasonably satisfactory to Parent and Lead Arrangers as soon as reasonably practicable after the date hereof. The assistance of each of Parent and its subsidiaries in achieving such syndication shall include but not be limited to: (a) making appropriate members of the senior management, representatives and non-legal advisors of Parent and its subsidiaries (and using its commercially reasonable efforts to make appropriate members of the senior management, representatives and non-legal advisors of the Acquired Company) available to participate in a single in-person customary bank meeting and/or conference calls with potential Lenders at such times and places as may be mutually agreed by Lead Arrangers and Parent; (b) using its commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of Parent and its subsidiaries (and, to the extent practical and appropriate, of the Acquired Company); (c) assisting (including, using its commercially reasonable efforts to cause its non-legal advisors, and the Acquired Company and its non-legal advisors, to assist) in the preparation (and/or providing to Lead Arrangers) of a customary confidential information memorandum for the ABL Facility, other customary marketing materials, using commercially reasonable efforts to obtain from the Acquired Company, current field examinations and appraisals with respect to the Acquired Company and its subsidiaries upon which Agent and Lenders will be permitted to rely, and any other information reasonably requested by any Lead Arranger with respect to Parent and its subsidiaries, the Acquired Company or the Transactions in connection with the syndication (collectively, the “Company Materials”) and using its commercially reasonable efforts to ensure that Lead Arrangers shall have received as promptly as reasonably practicable after the date hereof and in any event no later than 20 business days prior to the Closing Date, all necessary information to complete each such confidential information memorandum (including executed customary authorization letters in respect thereof that include a customary “10b-5” representation) (it being understood and agreed that any version of the information package and presentations requested by the Lead Arrangers to be provided to potential Public Lenders that excludes MNPI (collectively, the “Public Lender Information”) shall not affect when the 20 business day Marketing Period commences); and (d) deliver to Lead Arrangers, promptly upon receipt thereof, all financial and other information reasonably requested by the Lead Arrangers, including customary projections.

In addition, Parent agrees to deliver to Lead Arrangers prior to the Closing Date projected balance sheets, income statements, statements of cash flows and availability of Parent, its subsidiaries, the Acquired Company and its subsidiaries after giving effect to the Transactions through the end of fiscal year 2022, which projections shall be on a monthly basis for the twelve-month period following the Closing Date and on a quarterly basis thereafter, and, to the extent Parent or any of its subsidiaries may prepare them prior to the Closing Date, any updates and modifications to the projected financial statements of Parent and its subsidiaries previously received by the Lead Arrangers.

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Parent and its subsidiaries each acknowledge that (i) the Lead Arrangers may make the Company Materials available on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be Lenders that do not wish to receive material non-public information with respect to Parent, its subsidiaries, the Acquired Company or any securities of any thereof (each, a “Public Lender”). Parent and its subsidiaries each agree that, at the request of any Lead Arranger, it will assist Lead Arrangers in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain any material non-public information concerning Parent, its subsidiaries, the Acquired Company or any securities of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”). Parent and its subsidiaries each also agree, at the request of a Lead Arranger, to identify Company Materials that are suitable for distribution to Public Lenders by clearly and conspicuously marking the same as “PUBLIC” (it being understood that such information shall nonetheless be subject to the confidentiality provisions contained herein). All information that is not specifically identified as “PUBLIC” (including Projections (as defined below)) shall be treated as being suitable only for posting to private Lenders. By identifying any Company Materials as suitable for distribution to Public Lenders (including by marking any documents, information or other data “PUBLIC”) Parent shall be deemed to have authorized Lead Arrangers, the Commitment Parties and the Lenders to treat such Company Materials as not containing MNPI. Parent and its subsidiaries each also agree to provide Lead Arrangers with customary authorization letters for inclusion in the Company Materials that represents that any Company Materials identified as “PUBLIC” does not include MNPI and exculpates Lead Arrangers and the Commitment Parties with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof. Lead Arrangers agree to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. To ensure an orderly and effective syndication of the ABL Facility, Parent and its subsidiaries each agrees that, until the Syndication Date, it will not, and will not permit any of its subsidiaries to (and it will use commercially reasonable efforts to not permit the Acquired Company to), syndicate, issue, place, arrange or attempt to syndicate, issue, place or arrange, or announce or authorize the announcement of the syndication, issuance, placement or arrangement of, any debt facility or debt security (including, without limitation, the renewal of any thereof, but excluding the ABL Facility and the Term Loan Facility and excluding any additional borrowings under any existing revolving credit facilities of Parent, its subsidiaries, the Acquired Company or any of their respective affiliates and any ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds) without the prior written consent of the Lead Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to impair the primary syndication of the ABL Facility.

Section 3. Conditions. The commitments of each Commitment Party hereunder to fund its respective portion of the ABL Facility on the Closing Date and the agreements of each of the Lead Arrangers to perform the services described herein are subject solely to the satisfaction (or waiver by each Commitment Party) of the following conditions precedent: (a) (i) since December 30, 2017, none of the Acquired Company or its subsidiaries has suffered a Material Adverse Effect (as defined below), (b) subject to the Limited Conditionality Provisions (as defined below), the negotiation, execution and delivery of the Loan Documents by Parent and its subsidiaries on the terms set forth in this Commitment Letter and with respect to any terms not specifically set forth herein, subject to the applicable Documentation Principles, on terms reasonably satisfactory to Parent and Lead Arrangers, and (c) the satisfaction (or waiver by each Commitment Party) of the other conditions set forth on Schedule 3 to Exhibit B hereto (clauses (a), (b) and (c), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the ABL Facility shall occur).

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For purposes of this Commitment Letter, “Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, change or effect that, individually or in the aggregate, (a) would, or would reasonably be expected to, materially impair the ability of the Acquired Company to consummate the Transactions or (b) has had, or would reasonably be expected to have, a material adverse effect upon the results of operations, financial condition or business of the Acquired Company and its subsidiaries, taken as a whole, and, solely for purposes of clause (b), (i) events, occurrences, facts, conditions, circumstances, developments, changes or effects resulting from or relating to (A) applicable economic or market conditions affecting the U.S. generally or affecting the industry or markets in which the Acquired Company and its subsidiaries operates, (B) any change or proposed change in GAAP or other accounting requirements or principles, any change or proposed change in applicable laws or the interpretation thereof, or any change in government policy (however effected), (C) any national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein, (F) the execution, announcement or the taking of any actions expressly required by this Agreement, except in each case of clauses (A) through (E) to the extent disproportionally affecting the Acquired Company and its subsidiaries relative to similarly situated businesses in the industry or (ii) the failure to meet any internal or published projections, forecasts for any period, provided, that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect is present.

Notwithstanding anything set forth in this Commitment Letter, the Fee Letter referred to below or the Loan Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to availability of the ABL Facility on the Closing Date, shall be (i) such of the representations and warranties made by or on behalf of the Acquired Company in the Acquisition Agreement as are material to the interests of Agent, Lead Arrangers or Lenders (in their capacities as such), but only to the extent that Parent or any of its subsidiaries or affiliates have the right (determined without regard to any notice requirement) to terminate its obligations (or to not consummate the Acquisition) under the Acquisition Agreement as a result of a failure of any of such representations and warranties to be true and correct (to such extent, the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) made by Parent or any of its subsidiaries in the Loan Documents and (b) the terms of the Loan Documents shall be in a form that does not provide for any additional conditions to the availability of the ABL Facility on the Closing Date if the Funding Conditions are satisfied (it being understood that to the extent any Collateral (other than Collateral in which a security interest may be perfected by (i) the filing of a UCC financing statement, (ii) Term Loan Agent taking delivery and possession of pledged stock (or other equity interest) certificates of wholly-owned subsidiaries (and related stock powers executed in blank) of Parent and its subsidiaries and of the Acquired Company and its subsidiaries will be delivered on the Closing Date or (iii) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) cannot be delivered or a security interest therein cannot be perfected on the Closing Date after the use of commercially reasonable efforts by Parent and its subsidiaries to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the ABL Facility on the Closing Date but, instead, may be accomplished pursuant to arrangements and timing to be reasonably and mutually agreed by the parties hereto acting reasonably (but in any event no less than 90 days after the Closing Date, with extensions available in the reasonable discretion of Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents (with respect to Parent and its subsidiaries, after giving effect to the Transactions relating to the legal existence of Parent and its subsidiaries (other than non-material subsidiaries); power and authority, due authorization, execution and delivery, in each case, related to the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Loan Documents; the enforceability of the Loan Documents; the execution and performance of the Loan Documents not conflicting with or violating the organizational documents of Parent or any of its subsidiaries; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of Parent and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transactions in form and scope consistent with the certificate attached hereto as Schedule 3 to Exhibit B); USA PATRIOT Act; use of proceeds under the Loan Documents not violating laws applicable to sanctioned persons and not violating laws and regulations promulgated by OFAC, anti-money laundering or the Foreign Corrupt Practices Act; and the creation, validity, perfection and priority (subject to customary permitted liens to be agreed consistent with the Documentation Principles) of the security interests granted in the Collateral, subject to the foregoing provisions of this paragraph. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

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Section 4. Commitment Termination; Reduction. The commitment of each Commitment Party hereunder and the other obligations set forth in this Commitment Letter will terminate on the earliest of: (a) the consummation of the Acquisition with or without the funding of any of the ABL Facility, (b) the date that is ninety (90) days after the date of this Commitment Letter (the “Target Closing Date”); provided, that, if all of the conditions precedent to the Closing of the Acquisition have been satisfied on or before the Target Closing Date, except for the approvals of the Acquisition required under the Hart-Scott-Rodino Act, the Target Closing Date shall be extended to the date that is the earlier of (i) the date that is five (5) business days after all such required Hart-Scott-Rodino Act approvals are obtained and (ii) the date that is sixty (60) days after the Target Closing Date or (c) the date the Acquisition Agreement is terminated (such earliest date, the “Termination Date”).

Section 5. Fees. As consideration for the commitments and other obligations of Commitment Parties hereunder and the agreement of Lead Arrangers to perform the services described herein, Parent agrees to pay (or to cause to be paid) to Commitment Parties and Lead Arrangers the fees set forth in this Commitment Letter and in the fee letter dated the date hereof among Parent, Wells Fargo and Bank of America (such fee letter, as amended, amended and restated, supplemented or otherwise modified, the “Fee Letter”). The terms of the Fee Letter are an integral part of the commitments and other obligations hereunder and the agreement to perform the services described herein and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in this Commitment Letter and the Fee Letter shall be nonrefundable when paid except as expressly set forth therein.

Section 6. Indemnification. Parent and its subsidiaries each shall jointly and severally indemnify and hold harmless each Lead Arranger, Commitment Party, its affiliates, and each of such Lead Arranger’s and Commitment Party’s and such affiliates’ respective directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors (each, an “Indemnified Person”) from and against any and all claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Fee Letter or the Loan Documents, or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of or material breach of its funding obligations hereunder by such Indemnified Person or any of its affiliates or (ii) the result of any Proceeding that is not the result of an act or omission by Parent or any of its subsidiaries or affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Lead Arranger, administrative agent, collateral agent or any similar role under the ABL Facility). The foregoing indemnity, in the case of legal fees and expenses, is limited to one counsel to all Indemnified Persons taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such Indemnified Persons, taken as a whole and, solely in the case of such conflict of interest, one additional local counsel to all affected Indemnified Persons taken as a whole. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Parent and its subsidiaries, any of its directors, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions are consummated.

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In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided, that, nothing contained in this paragraph shall limit the indemnity and reimbursement obligations of Parent and its subsidiaries for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph.

Parent and its subsidiaries shall not be liable for any settlement of any Proceeding effected without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the written consent of Parent or if there is a judgment in any such Proceeding, Parent and its subsidiaries each jointly and severally agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

Parent and its subsidiaries each agree that, without the prior written consent of Lead Arrangers, neither it nor any of its subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not Lead Arrangers or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

Parent and its subsidiaries each acknowledge that information and other materials relative to the Loan Documents and the Transactions may be transmitted through the Platform. No Indemnified Person will be liable to Parent or any of its subsidiaries or affiliates or any of its security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of or material breach of its funding obligations hereunder by such Indemnified Person or any of its affiliates.

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Section 7. Costs and Expenses. Parent and its subsidiaries each shall pay, or reimburse, Commitment Parties promptly following demand, all reasonable and documented out-of-pocket costs and expenses incurred by a Commitment Party in connection with the ABL Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Loan Documents (including, without limitation, the reasonable fees, disbursements and other charges of counsel (limited to one counsel for Wells Fargo), regardless of whether any of the transactions contemplated hereby is consummated. Parent and its subsidiaries each shall also pay all reasonable and documented out-of-pocket costs and expenses of Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of counsel (limited to one counsel for Wells Fargo and one counsel for Bank of America) incurred in connection with the enforcement of any of their rights and remedies hereunder.

Section 8. Confidentiality. Parent and its subsidiaries each agree that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof will be disclosed by it to any person other than its subsidiaries and the officers, directors, employees, managers, members, partners, equity holders, accountants, attorneys and other advisors of Parent and its subsidiaries (the “Borrower Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, that, Parent may disclose this Commitment Letter and the contents hereof and, except to the extent specified below, the Fee Letter and the contents thereof: (a) as may be compelled in (i) a judicial or administrative proceeding or in any proceeding or pursuant to the order of any court or administrative agency or upon the request or demand of any regulatory authority or (ii) as otherwise required by law or in any required filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but, with respect to this clause (ii) in the case of the Fee Letter and the contents thereof, only as part of disclosure of aggregate sources and uses with respect to the Transactions); (b) to the Acquired Company and its controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter, in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby (but in the case of the Fee Letter and the contents thereof, redacted in respect of the amounts, percentages and basis points of compensation set forth therein and the pricing and other terms); (c) in syndication or other marketing materials relating to the ABL Facility (but in the case of the Fee Letter and the contents thereof, only as part of disclosure of aggregate sources and uses with respect to the Transactions) or (d) with the prior written consent of Lead Arrangers. Notwithstanding anything herein, neither Commitment Party is holding Parent or any of its subsidiaries or any other party hereto to any confidentiality obligations with respect to any U.S. federal or state tax material provided, or federal or state tax comments made, by either Commitment Party or any of their affiliates, officers, employees or agents.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of Parent hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided, that, nothing herein shall prevent either Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, as the case may be, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform Parent promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph, (d) to the extent that such information is received by a Commitment Party from a third party that is not, in each case to the knowledge of such Commitment Party, (i) in such third party’s possession illegally or (ii) subject to confidentiality obligations to Parent or any of its subsidiaries, to the Acquired Company or any of its subsidiaries, (e) to the extent that such information is independently developed by such Commitment Party, (f) to affiliates of such Commitment Party and any of its employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the ABL Facility and are informed of the confidential nature of such information, (g) to prospective Lenders (including Existing Lenders), participants or assignees of obligations under the ABL Facility (other than any Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) pursuant to standard syndication practices, or to lenders, participants or assignees of obligations under the Existing ABL Credit Agreement in connection with the ABL Facility in accordance with the confidentiality provisions of the Existing ABL Credit Agreement, or (h) for the purposes of establishing a “due diligence” defense. The obligations of a Commitment Party under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Loan Documents upon the execution and delivery thereof and, in the event the Loan Documents have not been executed and delivered, shall expire on the second anniversary of the date of this Commitment Letter. Nothing in this paragraph shall apply to any information received by Wells Fargo or Bank of America or its affiliates pursuant to its relationship as an agent, lender or issuing bank, as the case may be, under the Existing ABL Credit Agreement (which information will be subject to the applicable terms of such agreement).

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Parent and its subsidiaries each acknowledges that neither Commitment Party nor any of its affiliates provides accounting, tax or legal advice. Parent and its subsidiaries each further acknowledges that a Commitment Party or any of its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which Parent, its subsidiaries, the Acquired Company and the affiliates of any of the same may have conflicting interests regarding the transactions described herein and otherwise. Parent and its subsidiaries each also acknowledges that no Commitment Party or any of its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to Parent or any of its subsidiaries, confidential information obtained by it from other persons. Each Commitment Party is a full service securities firms engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its respective affiliates actively engages in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Parent and its subsidiaries and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and financial instruments. Each Commitment Party or any of its affiliates also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities and financial instruments of Parent, its subsidiaries, the Acquired Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

Section 9. Representations and Warranties. Parent and its subsidiaries each represents and warrants (which representations and warranties, in the case of any information relating to the Acquired Company prior to the Acquisition, is to the best of its knowledge) that (a) all factual written information, other than Projections, other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any Commitment Party or any Lender by or on behalf of Parent, any of its subsidiaries or any of their representatives in connection with the transactions contemplated hereby (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto provided prior to the Syndication Date) and (b) all financial projections, if any, that have been or will be prepared by or on behalf of Parent and its subsidiaries or any of their representatives and made available to any Commitment Party, any Lender or any potential Lender in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by Parent to be reasonable at the time made and at the time the related financial projections are made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond the control of Parent, and that no assurance can be given that the projected results will be realized). If, at any time until the later of the Closing Date and the Syndication Date, Parent or any of its subsidiaries becomes aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then Parent and its subsidiaries each agrees to (or, in the case of Information or Projections relating to the Acquired Company and its affiliates, to use commercially reasonable efforts to) promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances. It is understood and agreed that the commitments hereunder are not conditioned upon the accuracy of the representations made in this Section 9 and in no event shall the accuracy of such representations in and of itself constitute a condition to the commitments hereunder or the funding of the ABL Facility on the Closing Date.

9

In arranging and syndicating the ABL Facility, each Commitment Party will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to it by or on behalf of Parent and its subsidiaries and affiliates without responsibility for independent verification thereof.

Section 10. Assignments. Parent may not assign or delegate any of its rights or obligations under this Commitment Letter or the Fee Letter without the prior written consent of Commitment Parties, and any attempted assignment without such consent shall be null and void. Neither Wells Fargo nor Bank of America may assign or delegate any of its rights or obligations under this Commitment Letter or its commitment hereunder (except to one or more of its affiliates) other than as expressly permitted hereunder without Parent’s prior written consent, and any attempted assignment or delegation without such consent shall be null and void.

Section 11. Amendments. Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto or thereto, as applicable.

Section 12. Governing Law, Etc. This Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state; provided, that, (a) the interpretation of the definition of Material Adverse Effect (and whether a Material Adverse Effect has occurred), and (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

10

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Loan Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or any fee letter related thereto, the Loan Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Loan Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court. Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

Section 13. Payments. All payments under this Commitment Letter and the Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York.

To the fullest extent permitted by law, Parent and its subsidiaries will make all payments under this Commitment Letter and the Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the obligation of Parent or any of its subsidiaries to make, or the right of any Commitment Party to receive, such payments.

Section 14. Miscellaneous. This Commitment Letter and the Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Section headings herein are for convenience only and are not a part of this Commitment Letter. This Commitment Letter and the Fee Letter are solely for the benefit of the parties hereto and thereto (and Indemnified Persons, to the extent set forth in Section 6), and no other person shall acquire or have any rights under or by virtue of this Commitment Letter or the Fee Letter. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and Parent and its subsidiaries each waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agrees that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to Parent or any of its subsidiaries or affiliates in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of Parent or any of its subsidiaries or affiliates. Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through either Wells Fargo’s or Bank of America’s affiliates and branches, and, in connection with the provision of such services, each of Wells Fargo and Bank of America may exchange with such affiliates and branches information concerning Parent and its subsidiaries and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to Wells Fargo and Bank of America hereunder, subject to the confidentiality provisions herein.

11

The indemnification, compensation, reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, waiver of jury trial, syndication, and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided, that, the obligations of Parent and its subsidiaries under this Commitment Letter (other than its obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall be superseded by the provisions of the Loan Documents upon the initial funding thereunder, in each case solely to the extent covered thereby.

Commitment Parties hereby notify Parent and its subsidiaries that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and the other Lenders may be required to obtain, verify and record information that identifies the borrower and each guarantor under the Loan Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow such Commitment Party and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act. Each Commitment Party and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender. Parent and its subsidiaries each hereby acknowledges and agrees that Wells Fargo and Bank of America shall be permitted to share any or all such information with Lenders.

Each of the parties hereto agrees that, if accepted by Parent in the manner required herein, each of this Commitment Letter and the Fee Letter to which it is a party is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the funding of the ABL Facility is subject solely to the conditions specified herein, including the execution and delivery of the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter (including the applicable Documentation Principles).

If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Parent and each Commitment Party shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission (including an email with a “.pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

12

If the foregoing correctly sets forth the agreement of Commitment Parties with Parent and its subsidiaries, please indicate the acceptance of the terms of this Commitment Letter and of the Fee Letter by returning executed counterparts to this Commitment Letter and the Fee Letter. If Wells Fargo does not receive such executed counterparts by 11:59 pm (Eastern time) on or prior to March 12, 2018, the commitment and other obligations of Wells Fargo and Bank of America set forth in this Commitment Letter will automatically terminate, except as Wells Fargo and Bank of America may, at their option, otherwise agree in writing.

[Signature Pages Follow]

13

Very truly yours,

WELLS FARGO BANK, N. A.

By:	/s/ Thomas A. Martin
Name:	Thomas A. Martin
Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Kristen J. Holihan
Name:	Kristen J. Holihan
Title:	Vice President

[Signature Page to Senior Secured ABL Facility Commitment Letter]

ACCEPTED and agreed to as of the date first written above:

BLUELINX HOLDINGS INC., on behalf of itself and its subsidiaries

By:	/s/ Mitchell B. Lewis
Name:	Mitchell B. Lewis
Title:	President and Chief Executive Officer

[Signature Page to Senior Secured ABL Facility Commitment Letter]

Exhibit A
to
Commitment Letter

Transaction Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable.

BlueLinx Corporation (“BlueLinx”) intends, directly or indirectly, to acquire (the “Acquisition”) Cedar Creek Holdings, Inc. and certain of its subsidiaries (collectively, the “Acquired Company”), all as set forth in the Acquisition Agreement as defined below.

In connection therewith:

(a)       BlueLinx will create a newly formed wholly-owned subsidiary (“MergerSub”) that will merge with and into the Acquired Company with the Acquired Company as the surviving corporation pursuant to an Agreement and Plan of Merger by and among BlueLinx, MergerSub, and the Acquired Company, and Charlesbank Equity Fund VII, Limited Partnership (the “Acquisition Agreement”) entered into in connection therewith. Following the Acquisition and the merger with Merger Sub, Acquired Company will be a wholly owned subsidiary of BlueLinx.

(b)       The Acquired Company will repay and refinance all of the existing indebtedness of the Acquired Company under the Credit Agreement, dated as of June 24, 2016 (as amended from time to time, the “Existing Acquired Company Credit Agreement”), by among the Acquired Company, certain subsidiaries of the Acquired Company as borrowers and guarantors, the lenders party thereto and Bank of America, N.A., as administrative and collateral agent (the “Refinancing”).

(c)       On the Closing Date, Parent and its subsidiaries will enter into a term loan facility for which HPS Investment Partners, LLC will act as agent (in such capacity “Term Loan Agent”) for the lenders thereunder (“Term Loan Lenders”) in the original principal amount of not less than $180,000,000 (the “Term Loan Facility”).

(d)       On the Closing Date, Parent and its subsidiaries will enter into a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $600,000,000 with the terms set forth in Exhibit B to the Commitment Letter (the “ABL Facility”), which will be pursuant to an amendment and restatement of the Credit Agreement, dated as of October 10, 2017, among BlueLinx and certain of its subsidiaries party thereto, Wells Fargo Bank, N.A., as administrative agent, swingline lender and issuing bank, Bank of America, N.A. as a lender, and the other lenders party thereto (Wells Fargo, Bank of America and such other lenders, collectively, “Existing Lenders”), and other parties thereto from time to time (as heretofore amended, supplemented or otherwise modified prior to the Closing Date, the “Existing ABL Credit Agreement”).

A-1

(e)       The proceeds of the Term Loan Facility and the ABL Facility will be used (i) to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, (ii) for the Refinancing, (iii) to pay all other outstanding indebtedness for borrowed money, including accrued and unpaid interest, fees and expenses, of the Acquired Company, and terminating all commitments with respect thereto (other than (A) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds, (B) indebtedness owing by any Loan Party to another Loan Party, and (C) certain other limited indebtedness that Parent and the Commitment Parties reasonably agree may remain outstanding after the Closing Date (collectively, “Surviving Indebtedness”)), (iv) to pay all or a portion of the fees, premiums, expenses and other transaction costs incurred in connection with the matters described in clauses (a), (b), (c), (d) and this clause (e) (collectively, the “Transaction Costs”) and (v) for general corporate purposes.

The Acquisition, the Refinancing, the Term Loan Facility and the ABL Facility and the other transactions described above or related thereto are collectively referred to as the “Transactions”.

A-2

Exhibit B
to
Commitment Letter

BlueLinx Holdings Inc.

$600,000,000 Senior Secured Asset-Based Revolving Loan Facility
Summary of Principal Terms and Conditions

This Summary of Principal Terms and Conditions (the “Term Sheet”) is subject to the terms and conditions of the Commitment Letter, dated of even date herewith, by and among Wells Fargo Bank, N.A., Bank of America, N.A. and BlueLinx Holdings Inc. Capitalized terms used herein and the accompanying annexes shall have the meanings set forth in such Commitment Letter or other exhibits thereto or in the Existing ABL Credit Agreement, as applicable, unless otherwise defined herein.

Borrowers:	Parent, BlueLinx, BlueLinx Florida LP, a Florida limited partnership (“BFLP”), Acquired Company and certain of its subsidiaries, and any other domestic subsidiaries of BlueLinx with assets to be included in the Borrowing Base (each individually a “Borrower” and collectively, “Borrowers”).

Guarantors:	BlueLinx Florida Holding No. 1 Inc., a Georgia corporation, BlueLinx Florida Holding No. 2 Inc., a Georgia corporation, and each other existing and subsequently acquired or organized wholly-owned domestic subsidiary of Parent that is not a Borrower (collectively, “Guarantors”, and together with Borrowers, individually a “Loan Party” and collectively, the “Loan Parties”).

Joint Lead Arrangers:	Wells Fargo Bank, N.A. (“Wells Fargo”) and Bank of America, N.A. (“Bank of America,” and together with Wells Fargo, each individually a “Lead Arranger” and collectively “Lead Arrangers”).

Joint Bookrunners:	Wells Fargo Bank, N.A. and Bank of America, N.A. (in such capacities, the “Joint Bookrunners”).

Administrative and Collateral Agent:	Wells Fargo Bank, N.A. (in such capacity, the “Agent”).

Letter of Credit Issuer:	Wells Fargo Bank, N.A., Bank of America, N.A. or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s discretion, to issue Letters of Credit (each “Issuing Bank” and collectively, “Issuing Banks”).

Lenders:	Wells Fargo Bank, N.A., Bank of America, N.A. and such other financial institutions that may become parties to the financing arrangements subject to the approval of Borrowers (the “Lenders”), except as otherwise provided below.

B-1

ABL Facility:

The ABL Facility will consist of a senior secured revolving loan and letter of credit facility of up to $600,000,000 (the “Maximum Credit”), subject to amounts available under the Borrowing Base (as defined below), with a portion of the ABL Facility available for letters of credit provided or arranged for by Agent and the other Lenders, which shall be reasonably acceptable to Agent. The Maximum Credit may be increased pursuant to a Facility Increase as provided herein.

Revolving loans under the ABL Facility (the “Revolving Loans”) may be drawn, repaid and reborrowed.

BlueLinx will be appointed to act as the agent for the Loan Parties for all purposes of dealing with Agent, Issuing Banks, and Lenders, including requesting Revolving Loans and Letters of Credit.

Facility Increase:	After the Closing Date, Borrowers will have the option to increase the Maximum Credit (each, a “Facility Increase”) in an aggregate amount not to exceed for all Facility Increases $150,000,000, provided, that, as to each Facility Increase, each of the following conditions is satisfied: (a) Borrowers shall deliver to Agent a certificate of each Loan Party dated as of the effective date of such Facility Increase (the “Increase Effective Date”) signed by a responsible officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the representations and warranties contained in the Loan Documents (as hereinafter defined) are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; (b) Borrowers shall have paid such fees and other compensation to Lead Arrangers as may be agreed; (c) Borrowers shall deliver to Agent and Lenders an opinion or opinions, in form and substance reasonably satisfactory to Agent, from counsel to Borrowers reasonably satisfactory to Agent and dated the Increase Effective Date; (d) Borrowers shall have delivered such other instruments, documents and agreements as Agent may have reasonably requested; (e) as of the Increase Effective Date and after giving effect thereto, no Default or Event of Default exists; (f) each such Facility Increase shall be in minimum increments of $5,000,000 (or such lesser amount as may be agreed to by Agent); (g) each such Facility Increase shall be offered to existing or new Lenders as determined by Borrowers, provided any new Lenders shall be reasonably acceptable to Agent; (h) no Lender shall be required to provide additional commitments for such Facility Increase; (i) such Facility Increase shall be subject to obtaining additional commitments of Lenders (whether Existing Lenders or new Lenders); (j) the terms of such Facility Increase shall be the same as for all other Revolving Loans (other than as to fees payable for such additional commitments); and (k) Agent and Lenders shall have received not less than 10 Business Days prior written notice of the request prior to the effectiveness of any Facility Increase.

B-2

Letters of Credit Facility:

A portion of the ABL Facility will be available for letters of credit arranged by Agent and issued by an Issuing Bank (“Letters of Credit”) in an aggregate amount at any time outstanding not to exceed $30,000,000. Letters of Credit will reduce the amount of the Revolving Loans available under the Borrowing Base and the Maximum Credit.

Letters of Credit will be issued by an Issuing Bank and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

If any Lender becomes a “Defaulting Lender”, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, an Issuing Bank may require Borrowers to repay (or provide cash collateral for) such “uncovered” exposure in respect of the Letters of Credit and will have no obligation to provide Letters of Credit to the extent such Letters of Credit would result in the exposure of the non-defaulting Lenders exceeding their commitments.

Borrowing Base:

Revolving Loans and Letters of Credit shall be provided to Borrowers subject to the terms of the Loan Documents and availability under the ABL Facility will be calculated as follows (the “Borrowing Base”):

(a)   87.5% of the Net Amount of Eligible Accounts; provided, however, such percentage shall be reduced by one percentage point for each percentage point (or fraction thereof) by which Dilution exceeds 3%, plus

(b)   the amount equal to the lesser of:

(i)    sum of:

(A)   the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible Inventory and (2) the Applicable NOLV Percentage multiplied by the sum of the Net Orderly Liquidation Value of Eligible Inventory, plus

(B)   the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible Domestic In-Transit Inventory and (2) the Applicable NOLV Percentage multiplied by the sum of the Net Orderly Liquidation Value of Eligible Domestic In-Transit Inventory, plus

(C)   the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible International In-Transit Inventory and (2) the Applicable NOLV Percentage multiplied by the sum of the Net Orderly Liquidation Value of Eligible International In-Transit Inventory, plus

B-3

(D)   the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible Re-Load Inventory and (2) the Applicable NOLV Percentage multiplied by the sum of the Net Orderly Liquidation Value of Eligible Re-Load Inventory; or

(ii)   the Inventory Loan Amount, minus

(c)   the sum of all Reserves.

The term “Seasonal Period” means from (a) the Closing Date through the date that is 12 months after the Closing Date and (b) commencing with the calendar year 2019 and thereafter, the 120 day period commencing on November 15 of each calendar year and ending on March 15 of each immediately succeeding calendar year.

The term “Inventory Loan Amount” means $350,000,000 at all times; provided, that, Revolving Loans outstanding with respect to Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory and Eligible Re-Load Inventory shall not in the aggregate at any one time exceed $60,000,000.

The term “Applicable NOLV Percentage” means 85%; provided, that, during the Seasonal Period, the Applicable NOLV Percentage means 95% so long as (a) the Value of Eligible Inventory does not exceed 75% of cost, (b) no Event of Default exists or has occurred and is continuing, and (c) the amount of additional Revolving Loans made based on the increase in the Applicable NOLV Percentage during the Seasonal Period shall not exceed $35,000,000, and in any event shall not exceed, together with all other Revolving Loans with respect to Eligible Inventory, the Inventory Loan Amount (including the $60,000,000 sublimit).

The term “Net Orderly Liquidation Value” means, as of any date of determination, the net orderly liquidation percentage set forth in the most recent appraisal of each Borrower’s Inventory provided to Agent pursuant to the terms of the Loan Documents times the Value of such Borrower’s Inventory.

The term “Value” means, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on either a first-in-first-out or rolling average cost basis, in each case in accordance with GAAP and (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate of any Borrower or any Guarantor (other than a Sponsor Portfolio Company) on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent.

B-4

Eligibility:

Subject to the Documentation Principles, criteria for determining eligible accounts and eligible inventory shall be as usual and customary for financings of this type.

Notwithstanding anything contained herein to the contrary, Agent will retain the right from time to time to establish or modify standards of eligibility and reserves against availability that it deems necessary or appropriate in its permitted discretion. The right of Agent to establish reserves will be in accordance with its customary practices in the exercise of its permitted discretion and as may be applicable under the circumstances based on its field examination and other due diligence to be conducted and for matters that adversely affect the Collateral, its value or the amount that Agent might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, defaults and other matters. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its permitted discretion and to the extent that such reserve is in respect of amounts that may be payable to third parties the applicable reserve may be deducted from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs actually incurred by a Lender.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and Letters of Credit exceed the lesser of the Borrowing Base then in effect or the Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs).

Borrowers will be required to prepay the Term Loan Facility using proceeds of Term Loan Priority Collateral and other mandatory prepayments to be determined, all on terms and conditions to be agreed upon among Parent, Agent and Term Loan Agent.

At any time there is a Cash Dominion Event, all proceeds of ABL Priority Collateral shall be applied to the obligations under the ABL Facility.

In addition, Borrowers will be required to make prepayments of the obligations under the ABL Facility using the net cash proceeds arising from issuances of equity or debt by Borrowers if a Cash Dominion Event exists or has occurred and is continuing, in amounts up to the amount required so that after giving effect to such payments the Excess Availability is equal to or greater than the then applicable amount specified in clause (a) of the definition of the term Cash Dominion Event below (without regard to the reference to 3 consecutive Business Days in such clause (a)).

B-5

Collateral:

To secure all obligations of each Loan Party to Agent, Lenders, and Issuing Banks under the Loan Documents and the obligations under hedging and bank product obligations of any Loan Party where a Lender or an affiliate of a Lender is a counterparty:

(a) first priority (subject to certain specified permitted liens), perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties consisting of the following (collectively, the “ABL Priority Collateral”): (i) all accounts (other than accounts arising under contracts for sale of Term Loan Priority Collateral as such term is defined below) and payment intangibles, (ii) all chattel paper, (iii) all securities accounts and deposit accounts and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein (other than (A) any deposit account or securities account (or amount on deposit therein) established solely to hold, and exclusively holding, solely identifiable proceeds of Term Loan Priority Collateral and (B) any identifiable proceeds of Term Loan Priority Collateral), (iv) all inventory, (v) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and any other ABL Priority Collateral, all documents, general intangibles (including all loans payable by a Loan Party to any other Loan Party), instruments, investment property (but not stock in subsidiaries or equity interest in any limited liability company or other entity constituting Term Loan Priority Collateral), (vi) commercial tort claims, letters of credit, supporting obligations and letter of credit rights, in each case relating to any of the foregoing or any other ABL Priority Collateral, (viii) all books, records and documents related to the foregoing or any other ABL Priority Collateral (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing) and (ix) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption, representation and warranty insurance and other insurance and claims against third parties, and

(b) second priority (subject to certain specified permitted liens), perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties other than the ABL Priority Collateral (collectively, the “Term Loan Priority Collateral,” and together with ABL Priority Collateral, collectively, the “Collateral”), except that the Collateral shall not include real property and fixtures.

Extraordinary receipts constituting proceeds of judgments relating to any of the property referred to in clause (a) above, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute ABL Priority Collateral.

B-6

The ABL Priority Collateral will be subject to a second priority perfected security interest and lien securing the obligations under the Term Loan Facility.

The intercreditor arrangements between Agent and Term Loan Agent will be set forth in an intercreditor agreement, which will be on terms customary for transactions and facilities of this type and which will be in form and substance reasonably satisfactory to Lead Arrangers and Term Loan Agent and will provide for the priority of the security interests and liens of Agent and Term Loan Agent and related matters.

As to specific items of Collateral, Agent may determine not to perfect its security interest therein based on the de minimus value thereof relative to the costs of such perfection.

Interest and Fees:	Schedules 1 and 2 to this Exhibit B.

Cash Management:

As of the Closing Date, the Loan Parties shall have a cash management system in form and substance satisfactory to Agent. The Loan Parties will direct all customers making payments on receivables, to remit payments to deposit accounts that are the subject of control agreements among the applicable Loan Party, Agent and the depository bank in form and substance reasonably satisfactory to Agent and the Loan Parties will be required to promptly remit any payments received by them to these accounts. Funds deposited into the deposit accounts of the Loan Parties shall be remitted to Agent for application to the obligations upon a Cash Dominion Event.

“Cash Dominion Event” means at any time (a) Excess Availability is less than the greater of (i) $62,500,000, and (ii) the amount equal to 12.5% of the Line Cap for 3 consecutive Business Days, (b) Excess Availability is less than the greater of (i) $50,000,000 and (ii) 10% of the Line Cap, or (c) an Event of Default exists or has occurred and is continuing; provided, that,

(i)     if a Cash Dominion Event has occurred due to clause (a) or (b) of this definition, if Excess Availability is greater than 12.5% of the Line Cap for at least 30 consecutive days and no Event of Default exists or has occurred and is continuing, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than the amount in clause (a) or (b) of this definition, as the case may be, and

(ii)    if a Cash Dominion Event has occurred due to clause (c) of this definition, if such Event of Default is cured or waived or otherwise no longer exists, the Cash Dominion Event shall no longer be deemed to exist or be continuing.

B-7

The term “Excess Availability” means the amount, as determined by Agent in its Permitted Discretion, calculated at any time, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (when calculated after giving effect to any Reserves other than Reserves in respect of Letters of Credit), plus (b) the then available amount of all Qualified Cash minus (c) the sum of: (i) the amount of all then outstanding and unpaid Obligations (other than Bank Product Obligations), plus (ii) the amount of all Reserves then established in respect of Letters of Credit.

The term “Qualified Cash” means, as of any date of determination, the aggregate amount of (a) cash which is in a deposit account or an overnight investment account (but not a checking or disbursement account) which is subject to Agent’s first priority perfected security interest pursuant to an appropriate Control Agreement applicable to such account, (b) with respect to which Agent has received evidence of the available balances thereof from the bank or other financial institution at which such account is maintained which confirm such amounts and (c) which is not pledged or deposited to secure any obligations of any Borrower other than the Obligations, other than a pledge of the cash in such deposit account or overnight investment account, as the case may be, to secure the obligations that may be owed to the deposit account bank or the securities intermediary or firm for depository or investment services relating to such account so long as such lien or pledge is subject to an appropriate Control Agreement.

The term “Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Credit, and (b) the Borrowing Base as of such date of determination.

Fixed Charge Coverage Ratio:	During the FCCR Compliance Period, Parent and its subsidiaries shall, when measured as of the month most recently ended for which Agent has received financial statements of Parent and its subsidiaries, maintain, for the most recently ended period of 12 consecutive fiscal months on a consolidated basis, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00.

The term “FCCR Compliance Period” means the period (a) commencing on any date on which Excess Availability is less than the greater of (i) $50,000,000 and (ii) the amount equal to 10% of the Line Cap and (b) ending on a subsequent date on which Excess Availability has been equal to or greater than the greater of (i) $50,000,000 or (ii) the amount equal to 10% of the Line Cap for 30 consecutive days.

Parent and its subsidiaries shall be required to calculate and deliver to Agent the Fixed Charge Coverage Ratio whether or not a FCCR Compliance Period is in effect.

B-8

The ABL Facility shall not include a maximum Capital Expenditures covenant.

Collateral and Financial Reporting:

Collateral and financial reporting shall be usual and customary for facilities of this nature, including:

(a)   monthly borrowing base certificates; provided, that, (i) if Excess Availability is less than $125,000,000 for 5 consecutive Business Days, every two weeks (no later than Wednesday of every second week); or (ii) if Excess Availability is less than $75,000,000 for 5 consecutive Business Days or if an Event of Default exists or has occurred and is continuing, weekly (no later than Wednesday of each week), provided, that, if Excess Availability is greater than the amount required in such clause (i) or (ii) for at least 30 consecutive days and no Event of Default exists or has occurred and is continuing, then Borrowers may resume the required periodic reporting required in clause (i) or clause (ii) as applicable;

(b)   field examinations and appraisals as Agent may from time to time require, but no more than:

(i)     2 field examinations in the 12 month period at the expense of Borrowers after the Closing Date; provided, that, if Excess Availability is greater than $125,000,000, then no more than 1 field examination shall be required to be paid for by Borrowers in any 12 month period;

(ii)    2 appraisals of inventory in the 12 month period at the expense of Borrowers; provided, that, if Excess Availability is greater than $125,000,000, then no more than 1 appraisal shall be required to be paid for by Borrowers in any 12 month period;

(iii)   such other field examinations and appraisals as Agent may request at any time upon the occurrence and during the continuance of an Event of Default at the expense of Borrowers, or at any time at the expense of Agent;

(c)   monthly financial statements, annual unqualified audited financial statements and projections which shall include BlueLinx and its subsidiaries and Parent and its subsidiaries;

(d)   other financial and collateral reports as agreed between Agent and Lenders consistent with the Documentation Principles; and

B-9

Loan Parties shall be responsible to pay Agent all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at the then standard rate of Agent, per person per day for Agent’s examiners in the field and office (which rate is currently $1,000 per person per day).

Closing Date:	The date on which the conditions precedent in the Loan Documents are satisfied or waived (the “Closing Date”).

Maturity Date:	October 10, 2022.

Loan Documents:

The ABL Facility will be evidenced by an amended and restated credit agreement and other documents executed in connection therewith (collectively, the “Loan Documents”) which shall be mutually acceptable to Borrowers and Agent, in accordance with the Documentation Principles.

The Loan Documents shall be consistent with the terms hereof and the terms and conditions in the Existing ABL Credit Agreement and the other loan documents executed and delivered in connection with the Existing ABL Credit Agreement, subject to modifications to reflect (i) the terms hereof, the Transactions (including the Term Loan Facility and the Acquisition) and other transactions contemplated hereby, the collateral and practices of Parent, the Acquired Company and their subsidiaries, (ii) the operational and strategic requirements of the Parent and its subsidiaries in light of their size, industries, businesses and business practices, locations, operations, financial accounting, Excess Availability and Projections, (iii) current administrative and operational practices and procedures of Agent, and (iv) the nature of the Transactions; and shall contain such modifications as Borrowers and Agent shall negotiate in good faith and mutually agree, including changes to increase certain amounts for certain of the transactions permitted under the terms of the Loan Documents; provided, that, notwithstanding anything to the contrary contained herein, in no event will any of the terms of the ABL Facility include changes from the Existing ABL Credit Agreement that require the approval of more than Required Lenders or Supermajority Lenders under the Existing ABL Credit Agreement, except to the extent that such additional approvals are obtained and in full force and effect (the “Documentation Principles”).

Events of Default:	Subject to the Documentation Principles, the Loan Documents shall include events of defaults with respect to the Loan Parties and their subsidiaries as are usual and customary for financings of this type (each an “Event of Default” and collectively “Events of Default”).

B-10

Representations and Warranties:	Subject to the Documentation Principles, the Loan Documents governing the ABL Facility will include such representations and warranties with respect to the Loan Parties and their subsidiaries as are usual and customary for financings of this type.

Covenants:

Subject to the Documentation Principles, the Loan Documents governing the ABL Facility will include such affirmative and negative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon, including, without limitation, the covenant changes outlined on Schedule 4 to this Exhibit B) applicable to the Loan Parties and their subsidiaries as are usual and customary for financings of this type. Subject to the Documentation Principles, the negative covenants in the Loan Documents on dividends, redemptions, repurchases of capital stock, optional prepayments of Indebtedness will be permitted so long as the Payment Conditions are satisfied and shall be subject to baskets and customary exceptions and qualifications to be mutually agreed upon applicable to the Loan Parties and their subsidiaries as are usual and customary for financings of this type, including, without limitation, the covenant changes outlined on Schedule 4 to this Exhibit B.

The term “Payment Conditions” means for any Specified Transaction,

(a)   no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)  either:

(i)     Excess Availability, (A) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (B) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 20% of the Line Cap and (2) $100,000,000, or

(ii)    both (A) the Fixed Charge Coverage Ratio of the Loan Parties and their subsidiaries is equal to or greater than 1.00 to 1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 12 month period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such 12 month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction)), and (B) Excess Availability (1) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (2) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (x) 15% of the Line Cap and (y) $75,000,000, and

(c) Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

B-11

Conditions Precedent to ABL Facility:	The conditions precedent to the initial borrowings under the ABL Facility will only be those conditions set forth in Section 3 of the Commitment Letter and the conditions precedent set forth on Schedule 3 to this Exhibit B.

Amendments and Waivers:	Amendments, waivers and consents with respect to the provisions of the Loan Documents will require the approval of Agent and the Required Lenders, Supermajority Lenders or all Lenders, as the case may be, as set forth in the Existing ABL Credit Agreement.
Assignments and Participations:

Each Lender will be permitted to make assignments of its interest in the ABL Facility in a minimum amount equal to $5,000,000 to other financial institutions (other than  Disqualified Institutions) approved by Agent, Swing Line Lender, Issuing Banks, and Parent, which approval of Parent shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of Parent shall not be required at any time that an event of default exists or has occurred and is continuing, and (b) the approval of Parent shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, to any Approved Fund (as such term will be defined in the Loan Documents), or for any participation.  No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Cost and Yield Protections:	Customary for facilities and transactions of this type, including customary tax gross-up provisions and including provisions relating to Dodd-Frank, Basel III and FATCA.

Governing Law:	New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

This Summary of Principal Terms and Conditions for the ABL Facility is not meant to be, nor shall it be construed as an attempt to describe all of the terms of the documentation, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain material terms to be included in the Loan Documents, provided, that, the Loan Documents will not contain any conditions precedent to the initial borrowings under the ABL Facility other than those set forth in Section 3 of the Commitment Letter and in Schedule 3 to Exhibit B to the Commitment Letter. All references to Wells Fargo or Bank of America in this Term Sheet include its successors and assigns and Wells Fargo or Bank of America, as the case may be, may designate one of its affiliates to act in its place in any of the roles for which Wells Fargo or Bank of America is specified in this Term Sheet.

B-12

Schedule 1
to
Exhibit B
to
Commitment Letter

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Revolving Loans bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) the LIBOR Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means with respect to Revolving Loans, a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to Exhibit B to the Commitment Letter.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of 7 days, one, two, three or six months (and to the extent available to all Lenders, twelve months); provided, that, no more than six interest periods may in effect at any one time.

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR Rate loans and minimum amounts of each LIBOR Rate loan.

B-13

Unused Line Fee:	Borrowers shall pay to Agent an unused line fee each month calculated at 0.375% per annum until the last day of the first full calendar quarter ended after the Closing Date and adjusted thereafter every calendar quarter to an amount equal to 0.375% per annum if the average of the outstanding Revolving Loans and Letters of Credit during the immediately preceding quarter is less than 50% of the Maximum Credit and 0.25% per annum if the average of the outstanding Revolving Loans and Letters of Credit during the immediately preceding quarter is equal to or greater than 50% of the Maximum Credit. The unused line fee shall be calculated based on the then applicable percentage multiplied by the difference between the Maximum Credit and the average outstanding Revolving Loans and Letters of Credit during the immediately preceding month and shall be payable monthly in arrears.

Letter of Credit Fees:	Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders), on the daily outstanding balance of Letters of Credit, a letter of credit fee which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans times the daily outstanding balance of the undrawn amount of all outstanding Letters of Credit, payable monthly in arrears. In addition, Borrowers shall pay customary issuance, arranging and other fees of the applicable Issuing Bank.

Default Rate:	Following the occurrence and during the continuance of an Event of Default, the applicable rates of interest for all Revolving Loans and commitments and rate for letter of credit fees shall be increased by 2% per annum above the otherwise then applicable rates.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the Base Rate is used). In the case of Revolving Loans for which the LIBOR Rate is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the Base Rate is used, interest is payable monthly in arrears.

B-14

Schedule 2
to
Exhibit B
to
Commitment Letter

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin	Applicable Base Rate Margin
1	Greater than $200,000,000	1.75%	.75%

2	Less than or equal to $200,000,000 and greater than $100,000,000	2.00%	1.00%

3	Less than or equal to $100,000,000	2.25%	1.25%

The Applicable Margin for the interest rates for the ABL Facility shall be the applicable percentage set forth above based on the Excess Availability as of the date of the Borrowing Base Certificate received by Agent as a condition to the closing (rather than the Quarterly Average Excess Availability for this purpose) until the last day of the quarter immediately following the date of the receipt by Agent of the first Compliance Certificate after the Closing Date. The interest rates will be adjusted every quarter thereafter based on the chart above; provided, that, (a) if the Leverage Ratio for the immediately preceding quarter is equal to or less than 3.25 to 1.00, then the Applicable LIBOR Rate Margin and the Applicable Base Rate Margin in the chart above shall be reduced by 25 basis points for each of Tiers 1, 2 and 3 and (b) if at any time the Leverage Ratio for the immediately preceding quarter is thereafter greater than 3.25 to 1.00, then the Applicable LIBOR Rate Margin and the Applicable Base Rate Margin shall revert to the Applicable Margin set forth in the chart above.

The Applicable Margin shall be calculated and established once every fiscal quarter, effective as of the first day of such fiscal quarter and shall remain in effect until adjusted thereafter at the end of such fiscal quarter.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin, and (b) as to Revolving Loans for which interest is calculated based on the LIBOR Rate, the Applicable LIBOR Rate Margin, in each case under clauses (a) and (b) determined if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter period is at or within the amounts indicated for such percentage as of the last day of the immediately preceding fiscal quarter.

The term “Quarterly Average Excess Availability” means, at any time, the average of the Excess Availability for the immediately preceding fiscal quarter as calculated by Agent.

The term “Leverage Ratio” means, as of any date of determination the ratio of (a) the amount of the Funded Indebtedness (excluding Indebtedness in respect of Real Property Capital Leases) of Parent and its Subsidiaries as of such date minus Qualified Cash as of such date, to (b) the EBITDA of Parent and its Subsidiaries for the 4 consecutive fiscal quarter period ended as of such date.

B-15

The term “Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Revolver Usage and the amount of their Capitalized Lease Obligations, but excluding any obligations or indebtedness arising under operating leases notwithstanding any accounting treatment that may be required under GAAP; provided, that, Indebtedness under the ABL Facility will be calculated as the daily average balance of loans outstanding under the ABL Facility for the last month of the quarter most recently ended; provided, further, that undrawn letters of credit shall not constitute Funded Indebtedness for purposes of calculating the Leverage Ratio.

The term “EBITDA” means, as of any date of determination, with respect to Parent and its Subsidiaries and with respect to any Measurement Period, an amount equal to:

(a) Net Income for such period, plus to the extent reducing Net Income for such period (other than in the case of clause (xiv) and (xv) below), the sum, without duplication, of amounts for (i) depreciation, amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs) and other non-cash charges and non-cash expenses (including, but not limited to, imputed interest and deferred compensation) for such period, all in accordance with GAAP, plus (ii) Interest Expense for such period, plus (iii) charges for Federal, State, local and foreign income taxes (including penalties and interest, if any) for such period, plus (iv) any ordinary course customary transaction fees, expenses or charges related to any asset disposition, issuance of equity, indebtedness or investment (whether or not consummated or incurred), and including all costs, fees, expenses and accruals related to the secondary offering of shares of common stock of Parent held by Cerberus Capital Management and its affiliates which occurred in the fourth quarter of 2017 not to exceed $2,000,000, plus (v) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness, plus (vi) payments by (or allocations to) the Acquired Company for shared services, corporate overhead and related expenses paid to Charlesbank Capital Partners, LLC or its affiliates in an amount not to exceed $1,000,000 in the aggregate for all Measurement Periods, plus (vii) noncash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, stock appreciation rights or similar equity arrangements for such period, plus (viii) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations for such period, plus (ix) any non-cash loss attributable to the write-down of any asset for such period (other than accounts receivable and inventory), plus (x) fees, costs and expenses related to or arising out of the consummation of the Transactions (the “Transaction Costs”) paid prior to December 31, 2018; provided, that, the aggregate amount of Transaction Costs added to EBITDA under this clause (x) for all such periods after the Closing Date shall not exceed $20,000,000, plus (xi) fees, costs and expenses (to the extent not capitalized) related to any amendments, waivers, restatements, supplements or modifications to the Loan Documents or the Term Loan Facility after the Closing Date for such period, plus (xii) proceeds actually received from business interruption insurance, solely to the extent not included in determining consolidated net earnings, for such period, plus (xiii) expenses, charges and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by Parent or any of its Subsidiaries to the extent such expenses, charges and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement during such period, plus (xiv) all integration charges, payments, expenses and reserves associated with the Acquisition (including retention, severance, performance bonuses, relocation of facilities and employees, hiring, training, IT integration, dedicated employee integration, third party integration support, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, accounting integration costs, additional public company expenses, lease breakage, discontinuation of product lines, facility closures and consolidations, and travel and entertainment) that were actually incurred or expended prior to June 30, 2020 in a cumulative amount not to exceed $52,500,000 for all periods; minus

B-16

(b) the sum, without duplication, of amounts for (i) any non-cash gains (including non-cash gains from sales of real estate) for such period, plus (ii) non-cash exchange, translation, or performance gains increasing Net Income for such period relating to any hedging transactions or foreign currency fluctuations for such period, plus (iii) without duplication of any payment already reducing Net Income, any Cash payments made during such period in respect of Real Property Capital Leases (other than such Cash payments that are included in EBITDA as an interest expense or otherwise added back pursuant to clause (a) above).

; Provided, that, solely for purposes of calculating EBITDA used in the calculation of the “Leverage Ratio”, there will be an additional addback to Net Income equal to the pro forma “run rate” cost savings, operating expense reductions and synergies as a result of actions taken or to be taken on or prior to June 30, 2020, and in each case prior to or during such period (it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken) that are reasonably identifiable, factually supportable and projected by Borrowers in good faith to be reasonably expected to be realized within twenty-four (24) months after the consummation of any operational change, as applicable, and provided, that (i) a duly completed certificate signed by an officer of Parent shall be delivered to Agent together with the applicable Compliance Certificate, certifying that such cost savings are reasonably anticipated to be realized as provided above and are factually supportable as determined in good faith by Parent, (ii) no cost savings shall be added pursuant to this proviso to the extent duplicative of any expenses or charges otherwise added to Net Income, whether through a pro forma adjustment or otherwise, for such period, and (iii) projected amounts (not yet realized) may no longer be added in calculating EBITDA to the extent occurring more than eight full fiscal quarters after the specified action taken in order to realize such projected cost savings;.

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Measurement Period”), if at any time during such Measurement Period (and on or after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition or Permitted Disposition, EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto in such manner and extent that is acceptable to Agent as if any such Permitted Acquisition or Permitted Disposition occurred on the first day of such Measurement Period.

The term “Net Income” means, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of Parent and its Subsidiaries, on a consolidated basis, for such period, but excluding to the extent included therein (a) any extraordinary or one-time gains or losses or non-recurring events, including, but not limited to, restructuring charges or non-recurring integration charges incurred other than as a result of the Acquisition, (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and investments), relocation costs, costs related to discontinuation of product lines), casualty losses, other acquisitions or divestiture related charges in an amount not to exceed $10,000,000 in any Measurement Period, (b) any non-cash charge, loss, gain, expense, write-up, write-down or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), and (c) expenses, liabilities or gains related to the conversion or modification of various employee benefit programs, and non-cash compensation related expenses; provided, that (i) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Parent and any wholly-owned Subsidiary of Parent; (ii) the cumulative effect of any change in accounting principles adopted by Parent and its Subsidiaries after the date hereof or any change in the accounting for sale leaseback transactions whether made prior or after the Closing Date shall be excluded; and (iii) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Parent or to any other wholly-owned Subsidiary of Parent is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Equity Interests of Parent and its Subsidiaries any net income realized as a result of changes in accounting principles or the application thereof to Parent and its Subsidiaries.

B-17

The term “Real Property Capital Leases” means (i) any capital lease obligations or financing obligations with respect to Real Property set forth on a schedule to be delivered on the Closing Date and (ii) any future lease of (or any agreement conveying the right to use) any Real Property by such Person as lessee which is permitted under the Loan Documents and which, in accordance with GAAP, is or is required to be reflected as a capital lease on the balance sheet of such Person; provided, that, for purposes of calculating compliance with the Leverage Ratio, any lease or financing permitted under the Loan Documents occurring after the Closing Date that (a) involves any Real Property and (b) that arises out of a sale and leaseback transaction, shall be excluded from clause (i)(A) of the calculation of the Leverage Ratio, in the case of each of clause (i) and (ii) above, notwithstanding any accounting treatment that may be required under GAAP.

The term “Indebtedness” means, with respect to any Person (without duplication), (i) any indebtedness of such Person, whether or not contingent, (A) in respect of borrowed money; (B) evidenced by bonds, notes, debentures, loan agreements or similar instruments or letters of credit (or reimbursement agreements in respect thereof), banker’s acceptances, bank guarantees, surety bonds and similar instruments; (C) representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the date of purchase thereof), including capital lease obligations, except any such balance that constitutes an accrued expense or trade payable or similar obligation; or (D) representing any hedge obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and hedge obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

In the event that all Lenders do not consent to the pricing grid set forth above, the pricing grid shall be the same as in the Existing ABL Credit Agreement as in effect on the date hereof. Notwithstanding anything to the contrary contained in the Commitment Letter, Commitment Parties shall not be deemed to have consented to the interest rates provided for herein unless all of the Lenders consent to such rates.

B-18

Schedule 3
to
Exhibit B
to
Commitment Letter

Conditions Precedent to Initial Borrowings under ABL Facility

The conditions precedent to the initial borrowings under the ABL Facility will consist of the conditions precedent set forth in the Commitment Letter, the Conditions Precedent to All Borrowings and the following conditions precedent:

1.	The Acquisition shall be consummated substantially contemporaneously with the funding under the Term Loan Facility and the ABL Facility in accordance with the terms described in the Acquisition Agreement (as amended or otherwise modified from time to time, to the extent such amendments or modifications are not materially adverse to the interests of Lenders (it being understood that a reduction in the purchase price in connection with the Acquisition in excess of 10% of the aggregate purchase price for the Acquisition, any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement, any waiver of the conditions precedent set forth in the Acquisition Agreement regarding the absence of a “Material Adverse Effect”, or any change in the representations in the Acquisition Agreement relating to a “Material Adverse Effect”, in each case without the consent of Lead Arrangers, shall be deemed to be material and adverse to the interests of Lenders), except as consented to by Lead Arrangers and otherwise in compliance with material applicable law. All documentation relating to the Acquisition, including, without limitation, the Acquisition Agreement and all exhibits, schedules, annexes and other disclosure letters thereto and any other material agreements related thereto, shall be reasonably satisfactory to Lead Arrangers in all material respects. The Acquisition Agreement (including all exhibits, schedules, attachments and ancillary documentation thereto) shall be reasonably satisfactory to Lead Arrangers (it being understood that the draft of the Acquisition Agreement delivered by BlueLinx’s counsel to Wells Fargo’s counsel on March 9, 2018 at 12:21 a.m. (New York City time) is reasonably satisfactory to Lead Arrangers; provided, that, the final Acquisition Agreement shall provide that (i) the “Outside Date” as defined in Section 9.2 is the same date as the Termination Date, and (ii) the definition of “Financing Provisions” in Section 11.3 shall include Section 6.14 and Section 9.2 of the Acquisition Agreement.

2.	Subject to the Limited Conditionality Provisions, Lead Arrangers shall have received customary legal opinions, perfection certificates, UCC financing statements, collateral and security documents consistent with the Commitment Letter, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; lien search results; organizational documents; customary evidence of authorization to enter into the Loan Documents; good standing certificates in jurisdictions of formation/organization, in each case of Loan Parties; and all necessary consents and approvals for the ABL Facility shall be obtained and in full force and effect. Receipt by Agent of customary payoff letters reflecting the amounts required to repay in full all outstanding obligations under any existing indebtedness of the Acquired Company to be specified (including all indebtedness arising under the Existing Acquired Company Credit Agreement) and providing that upon receipt of such funds all such arrangements are terminated and the liens securing any obligations thereunder are released and providing for the delivery of additional release documents as may be reasonably requested by Agent and the repayment in full of all obligations under any existing hedge agreements and the termination thereof.

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3.	Receipt by Lead Arrangers of projected balance sheets, income statements, statements of cash flows and loan availability of Parent and its subsidiaries (including the Acquired Company and its subsidiaries that are Loan Parties) after giving effect to the Transactions through the end of fiscal year 2022, which projections shall be on a monthly basis for the twelve-month period following the Closing Date, and on a quarterly basis thereafter, and, to the extent Parent and its subsidiaries may prepare them prior to the Closing Date, any updates and modifications to the projected financial statements of Parent and its subsidiaries previously received by Lead Arrangers.

4.	Lead Arrangers shall have received evidence that Borrowers have received the initial proceeds under the Term Loan Facility in the original principal amount of not less than $180,000,000. Parent and its subsidiaries shall have entered into the Term Loan Facility with Term Loan Agent and Term Loan Lenders in the original principal amount of not less than $180,000,000. The Term Loan Facility shall be on terms and conditions reasonably satisfactory to Lead Arrangers and Lead Arrangers shall have received the term loan agreement, security agreement, and related agreements, documents and instruments, all in form and substance reasonably satisfactory to Agent.

5.	Not less than 5 business days before the Closing Date, the completion of (a) Patriot Act searches, OFAC/PEP searches and customary individual background checks for all Loan Parties and (b) OFAC/PEP searches and customary individual background checks for senior management of Loan Parties and key principals, the results of which are satisfactory to Lead Arrangers, in each case to the extent requested in writing at least 10 Business Days’ prior to the Closing Date.

6.	The opening Excess Availability at closing after the application of proceeds of the initial funding under the ABL Facility, the Term Loan Facility and/or issuance of initial Letters of Credit under the ABL Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date, shall be not less than $75,000,000 Agent shall have received an updated Borrowing Base consistent with customary procedures and practices used by Agent under the Existing ABL Credit Agreement so as to obtain current results of Borrowers (including the Acquired Company).

7.	Agent shall have received a customary solvency certificate from the chief financial officer of Parent substantially in the form attached hereto as Annex I and as of the Closing Date and after giving effect to the Transactions, Parent and its subsidiaries, on a consolidated basis, are solvent.

8.	All costs, fees and expenses contemplated hereby or in the Fee Letter due and payable on the Closing Date to Lead Arrangers, Agent and Lenders in respect of the Transactions shall have been paid.

9.	After giving effect to the consummation of the Transactions, Parent and its subsidiaries (including, without limitation, the Acquired Company) shall have no outstanding debt for borrowed money other than (a) debt under the ABL Facility and the Term Loan Facility, (b) the Surviving Indebtedness, and (c) any other debt not prohibited under the Loan Documents.

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10.	The Specified Representations and the Acquisition Agreement Representations shall be true and correct in all materials respects on the Closing Date where not already qualified by materiality or “material adverse effect”, otherwise in all respects.

11.	Lead Arrangers shall have received the financial statements required to be delivered pursuant to paragraph 3 above and all other financial, marketing and other information customarily provided by borrowers in the preparation of a confidential information memorandum for the syndication of the ABL Facility (the “Required Information”); provided, that, the delivery of Public Lender Information requested by Lead Arrangers on or less than 5 Business Days prior to the Closing Date shall not be a condition precedent to the initial borrowings under the ABL Facility. Lead Arrangers shall have a period of 20 consecutive Business Days (ending on the Business Day immediately prior to the Closing Date) after receipt of the Required Information (the “Marketing Period”) to syndicate the ABL Facility; provided, that, (a) any requirement to deliver the Public Lender Information will not affect the commencement of such 20 consecutive Business Day period, and (b) such 20 consecutive Business Day period shall not be required to be consecutive to the extent it would include March 29, 2018, March 30, 2018 or May 28, 2018, each of which dates shall not count for purposes of satisfying the 20 consecutive Business Day requirement.

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Annex I
To
Schedule 3
to
Exhibit B
to
Commitment Letter

Solvency Certificate
of
Parent and Its Subsidiaries

[Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Parent, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of any Revolving Loans and the issuance of any Letters of Credit under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Revolving Loans:

(a)	The fair value of the assets of Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not on the date hereof contemplated to be engaged in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of Parent and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Parent and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.]

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of Parent, on behalf of Parent, and not individually, as of the date first stated above.

[PARENT]

By:
Name:
Title:

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Schedule 4
to
Exhibit B
to
Commitment Letter

Provision	Proposed Basket Changes
Debt Covenant
Unpaid Purchase Price of Property and Services (“Permitted Indebtedness” (g))	Change $5M to $9M at any time outstanding. All other terms remain the same as in clause (g), except as parties may otherwise hereafter agree.
Unsecured Third Party Debt (“Permitted Indebtedness” (h))

Change to Indebtedness to any third party arising after the Closing Date up to $45M at any time outstanding, provided, that, (i) such Indebtedness is unsecured, and (ii) as of date of incurrence and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing.

Change to Indebtedness to any third party arising after the Closing Date in excess of the $45M, provided, that,

(i)     such Indebtedness is unsecured,

(ii)    the aggregate amount of such Indebtedness (including the amount of any Indebtedness included in the $45M referred to above) does not exceed $300M,

(iii)   as of date of incurrence and after giving effect to it, each of the Payment Conditions is satisfied,

(iv)   such Indebtedness does not have a scheduled maturity or required scheduled repayment or prepayment or principal, amortization, mandatory redemption or sinking fund prior to date that is 3 months after Maturity Date (except as result of change of control or asset sale event subject to repayment of Obligations and termination of ABL Facility),

(v)    such Indebtedness is on market terms that taken as a whole are no more restrictive than corresponding terms of Loan Documents and Term Loan Facility (other than for pricing and optional prepayments),

(vi)   such Indebtedness will not have any limitations or restrictions on ability of Parent and its Subsidiaries to incur Liens to secure the Obligations.

Unsecured Debt owing to Sellers in a Permitted Acquisition (“Permitted Indebtedness” (j))	Change $100M to $180M at any time outstanding. All other terms remain the same as in clause (j), except as parties may otherwise hereafter agree.
Unsecured Debt in respect of Employee Stock Repurchases (“Permitted Indebtedness” (l))	Change $5M to $10M at any time outstanding. All other terms in clause (l) remain the same, except as parties may otherwise hereafter agree.

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Provision	Proposed Basket Changes
Secured, Junior Third Party Debt (“Permitted Indebtedness” (t))

Change $100M to $200M at any time outstanding and change clause (t)(iv) so that as of the date of incurrence and after giving effect thereto, each of the Payment Conditions is satisfied. All other terms remain the same as in clause (t), except as parties may otherwise hereafter agree.

Purchase Money Debt (“Permitted Purchase Money Indebtedness”)

Change $35M to $65M at any time outstanding in both clauses (a)(purchase of equipment) and (b)(purchase of real property) in definition. All other terms remain the same as in definition, except as parties may otherwise hereafter agree.

Intercompany Debt to Non-Loan Parties (no current basket)

Add basket to Permitted Indebtedness to permit Indebtedness of a Subsidiary of a Borrower that is not a Loan Party to a Loan Party not to exceed $5M in the aggregate for all such Indebtedness at any time outstanding.

Mortgage Financing/Sale and Leasebacks

Borrowers and their subsidiaries shall be permitted to enter into mortgage financings, sale and leaseback and other similar transactions secured by their real estate, in each case subject to terms and conditions, and in amounts, mutually agreed by Parent and Lead Arrangers in accordance with the Documentation Principles.

Liens Covenant

General Lien (“Permitted Liens” (t))

Change $10M to $18M in the aggregate for all obligations secured by such Liens at any time outstanding and change to apply to permit Liens only on assets other than ABL Priority Collateral. Other terms in clause (t) remain the same, except as parties may hereafter otherwise agree.

Asset Sales Covenant
Other Dispositions (“Permitted Disposition” (c))

Change $20M to $36M in the aggregate for all other dispositions of assets (excluding Account, Inventory, or worn-out or obsolete equipment) during any fiscal year. All other terms remain the same as in clause (c), except as parties may otherwise hereafter agree.

General Basket (no current general basket)

Asset Dispositions (other than as a part of a Sale and Leaseback Transaction) not otherwise permitted under the other provisions of the definition of Permitted Disposition, provided, that, as to any such Asset Disposition, each of the following conditions is satisfied:

(i)    as of the date of any such Asset Disposition, and after giving effect thereto, each of the Payment Conditions is satisfied;

(ii)   not less than 75% of the consideration to be received is paid or payable in cash and is paid contemporaneously with the consummation of the transaction;

(iii)  the consideration paid or payable is in an amount not less than the fair market value of the property disposed of;

(iv)   if ABL Priority Collateral in excess of $10M is included in the Asset Disposition (or is included in the assets of a Person whose Capital Stock is included in the Asset Disposition), Agent shall have received an updated Borrowing Base Certificate giving pro forma effect to such Asset Disposition (or the disposition of the Capital Stock of such Person) and such Borrowing Base Certificate shall be the basis for the determination of the satisfaction of the Payment Conditions);

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Provision	Proposed Basket Changes

(v)    such transaction does not involve the sale or other disposition of any Accounts or intellectual property material to the business other than Accounts or intellectual property attributable to other property concurrently being disposed of in a transaction otherwise constituting a permitted Asset Disposition;

(vi)   the aggregate market value of all of the assets sold or disposed of during the term of this Agreement shall be less than 30% or less of the book value of Consolidated Total Assets of Borrowers as of the Closing Date, as of the date of such sale or other disposition and after giving effect thereto; and

(vii)  the Net Cash Proceeds from any such sale or other disposition shall be applied to the Obligations to the extent required.

Junior Payments and Amendments Covenant
General Junior Payments (Section 6.6(a)(i))	Change $5M in the aggregate in any fiscal year to $25M in the aggregate during any fiscal year. Other terms in Section 6.6(a)(i) remain the same, except as parties may otherwise hereafter agree.
Restricted Payments Covenant
Employee Stock Repurchases (Section 6.7(a))	Change $5M to $10M in any fiscal year. All other terms in Section 6.7(a) remain the same, except as parties may otherwise agree.
General RP Basket (Section 6.7(f))

Change to Borrowers may make Restricted Payments provided, that, (i) the aggregate amount of all such payments shall not exceed $50M during term of Agreement, (ii) the aggregate amount of all such payments in any fiscal year shall not exceed $15M and (iii) as of the date of any such payment and after giving effect thereto, no Default or Event of Default will exist or have occurred and be continuing.

Add that Borrowers may make additional Restricted Payments in excess of $15M in any fiscal year or $50M during the term of the Agreement, provided, that, as of the date of any such payment and after giving effect thereto, each of the Payment Conditions is satisfied.

Investments Covenant
Intercompany Investments by a Loan Party to a Non-Loan Party (No current basket)

Add new basket to definition of Permitted Investments to permit Investments by a Loan Party to a Subsidiary of Borrowers that is not a Loan Party, provided, that, as of the date of any such Investment and after giving effect to it, each of the Payment Conditions is satisfied.

Permitted Acquisitions (“Permitted Acquisition”)

Change clause (h) of the definition of Permitted Acquisitions to provide that as of the date of any such acquisition and after giving effect thereto each of the Payment Conditions is satisfied, except that so long as all of the consideration payable in respect of the acquisitions in any fiscal year is less than $15M, then instead, as of the date of such acquisition and after giving effect thereto, no Event of Default exists or has occurred and is continuing. All other terms of the definition of Permitted Acquisition remain the same, except as parties otherwise hereafter agree.

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Provision	Proposed Basket Changes
General Investment (“Permitted Investments (r)”)	Change $25M to $45M at any time outstanding. All other terms of clause (r) to remain the same except as parties may otherwise hereafter agree.
Affiliate Transactions Covenant
Affiliate Transactions (Section 6.10(a))	Change $5M to $9M in clause (a). All other terms of clause (a) remain the same, except as parties may otherwise hereafter agree.

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